Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

to

INDENTURE

Dated as of December 1, 2005

among

CHAPARRAL ENERGY, INC.

as Issuer,

The GUARANTORS named therein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

8 1/2% Senior Notes due 2015

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 31, 2006, among Calumet Oil Company, an Oklahoma corporation, JMG Oil & Gas, LP, an Oklahoma limited partnership, and CEI Pipeline, L.L.C., a Texas limited liability company (collectively, the “New Guarantors”), each a subsidiary of Chaparral Energy, Inc. (or its successor), a Delaware corporation (the “Issuer”), the Guarantors (the “Existing Guarantors”) under the Indenture referred to below, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of December 1, 2005, as amended by that certain First Supplemental Indenture, dated as of August 24, 2006 (as such may be amended from time to time, the “Indenture”), providing for the issuance of its 8 1/2% Senior Notes due 2015 (the “Notes”);

WHEREAS under certain circumstances the Issuer is required pursuant to Section 4.20 of the Indenture to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

WHEREAS pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Denominations of Senior Notes. Each New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, each New Guarantor shall be a Subsidiary Guarantor for all purposes under the Indenture and the Notes.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

6. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

7. Headings. The headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CHAPARRAL ENERGY, INC.

By:	/s/ Mark A. Fischer
Name: Mark A. Fischer
Title: President and Chief Executive Officer

EXISTING GUARANTORS:

CHAPARRAL ENERGY, L.L.C.
NORAM PETROLEUM, L.L.C.
CHAPARRAL RESOURCES, L.L.C.
CHAPARRAL CO2, L.L.C.
CHAPARRAL TEXAS, L.P.
By: CEI ACQUISITION, L.L.C., its general partner
CEI ACQUISITION, L.L.C.

By:	/s/ Mark A. Fischer
Name: Mark A. Fischer
Title: Manager

TRIUMPH TOOLS & SUPPLY, L.L.C.
CHAPARRAL REAL ESTATE, L.L.C.

By:	/s/ Charles A. Fischer, Jr.
Name: Charles A. Fischer, Jr.
Title: Manager

NEW GUARANTORS: CALUMET OIL COMPANY

By:	/s/ Mark A. Fischer
Name: Mark A. Fischer
Title: President

JMG OIL & GAS, LP
By: J.M. GRAVES L.L.C., its general partner

By:	/s/ Mark A. Fischer
Name: Mark A. Fischer
Title: Manager

CEI PIPELINE, L.L.C.

By:	/s/ Mark A. Fischer
Name: Mark A. Fischer
Title: Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nancye Patterson
Name: Nancye Patterson
Title: Vice President

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